As  filed  with  the Securities and Exchange Commission on January   , 2000
                                          File  No.  0-15818



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      GLOBAL TELEMEDIA INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         DELAWARE                                                64-0708107
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                           Consulting  Agreement  with
                                   Kerry  Head
--------------------------------------------------------------------------------
                          (Full  title  of  the  plan)

                   Jonathon Bentley-Stevens, 4675 MacArthur Court,
                        Suite 710, Newport Beach,CA 92660
--------------------------------------------------------------------------------
                  (Name  and  Address  of  Agent  for  Service)

                                   (949)  253-9588
--------------------------------------------------------------------------------
     (Telephone  number  including  area  code,  of  agent  for  service)

                          CALCULATION  OF  REGISTRATION  FEE

                                                    Proposed   Proposed
                                                    Maximum    Maximum
Title  of  Securities         Amount of             Offering   Aggregate  Amount
Securities to be Registered   Shares to be          Price Per  Offering   of Reg.
                              Registered     Share  Price      Fee2
                              -------------  -----  ---------  ---------
$.004 par value Common              75,000   $0.40             $  30,000  $  7.92
  Stock
        Totals                      75,000   $0.40             $  30,000  $  7.92

________________________________________________________________________________
Total No. of pages: 23                         Exhibit  Index on Page No: 14


                           Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.
     2 Based upon the average bid and asked prices of the Company's Common Stock in over-the-counter trading on December 28, 2000. Value stated for purpose of calculating the registration fee.

                                   PROSPECTUS

                      GLOBAL TELEMEDIA INTERNATIONAL, INC.
                         4675 MacArthur Court, Suite 710
                             Newport Beach, CA 92660
                                 (949) 253-9588

                         (75,000 SHARES OF COMMON STOCK)



     This Prospectus relates to the offer and sale by GLOBAL TELEMEDIA INTERNATIONAL, INC., ("GTMI"), a Delaware corporation ("the Company") of shares of its $0.004 par value common stock (the "Common Stock) to a certain consultant of the Company (the "Consultant) pursuant to agreements entered into between the Company and the Consultant. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Consultant 75,000 shares of the Common Stock in consideration for services rendered and to be rendered under the agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The  Common  Stock  is  Listed  on the OTC bulletin board under the symbol GTMI.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is December 28,  2000

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: GLOBAL TELEMEDIA INTERNATIONAL, INC., 4675 MacArthur Court, Suite 710, Newport Beach, CA 92660, telephone (949) 253-9588.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies my be obtained at the prescribed rates. In addition the Common Stock is quoted on the a automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                               TABLE  OF  CONTENTS


PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                           7

ITEM 1. PLAN INFORMATION                                                       7

GENERAL INFORMATION                                                            7
The Company                                                                    7
Purpose                                                                        7
Common Stock                                                                   7
The Consultant                                                                 7
No Restrictions on Transfer                                                    7
Tax Treatment to the Consultant                                                7
Tax Treatment to the Company                                                   8
Restrictions on Resales                                                        8

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION                   8

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Legal Opinion and Experts                                                      9
Indemnification of Officers and Directors                                      9

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                             9

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE                               9

ITEM 4.  DESCRIPTION OF SECURITIES                                             9

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                               10

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                            10

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                                  10

ITEM 8.  EXHIBITS                                                             10

ITEM 9.  UNDERTAKINGS                                                         11

EXHIBIT INDEX                                                                 14

                                     PART 1

     INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS

ITEM 1.   PLAN  INFORMATION

GENERAL  INFORMATION

THE  COMPANY

     The Company has its principal offices at 4675 MacArthur Court, Suite 710, Newport Beach, CA 92660, telephone (949) 253-9588.

PURPOSES

     The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's proposed mergers and acquisitions and issues regarding executive compensation, thereby advancing the interests of the Company, and all of its shareholders. A copy of the agreement has been filed as an exhibit to this Registration Statement.

COMMON  STOCK

     The Board has authorized the issuance of up to 75,000 shares of the Common stock to the Consultant upon effectiveness of this registration Statement.

THE  CONSULTANT

     The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of assisting the Company in business development and business strategy together with assisting the Company in matters of corporate image.

NO  RESTRICTIONS  ON  TRANSFER

     The Consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX  TREATMENT  TO  THE  CONSULTANT

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS  OF  RESALES

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS  INCORPORATED  BY  REFERENCE  AND  ADDITIONAL  INFORMATION

     The Company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended December 31, 1999, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: GLOBAL TELEMEDIA INTERNATIONAL, INC., 4675 MacArthur Court, Suite 710, Newport Beach, CA 92660 telephone (949) 253-9588.

LEGAL  OPINIONS  AND  EXPERTS

     Warren J. Soloski has rendered an opinion on the validity of the securities being registered. Mr. Soloski is not an "affiliate" of the Company and does not have any interest in the registrant.

     The financial statements of GLOBAL TELEMEDIA INTERNATIONAL, INC., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 1999, have been audited by Mendoza Berger & Company LLP independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   PART  II

                INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM 3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     Registrant  hereby  states  that (i) all documents set forth in (a) through
(c),  below,  are  incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a)     Registrant's  latest  Annual Report, whether filed pursuant to
     Section  13(a)  or  15(d)  of  the  Exchange  Act;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

          (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

ITEM 4.   DESCRIPTION  OF  SECURITIES

     No description of the class of securities (i.e., the $.004 par value Common Stock ) is required under this item because the common Stock is registered under
Section  12  of  the  Exchange  Act.

ITEM 5.   INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     Mr. Soloski, whose firm is rendering the legal opinion for this registration, will not benefit from the registration of shares under the terms of the consulting agreement.

ITEM 6.   INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The company's by-laws, in accordance with Delaware Corporate Law, provide that to the extent he is otherwise fairly and reasonably entitled thereto, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company's request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if

     (a) he acted honestly and in good faith with a view to the best interests of the Company; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Delaware Corporate Law provides that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors' duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for authorizing a distribution that is unlawful, or (iv) for any transaction from which the director derived an improper personal benefit. Such provision protects directors against personal liability for monetary damages for breaches of their duty of care.

The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.


ITEM 7.   EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  Applicable.

ITEM 8.   EXHIBITS

     (a) The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:



EXHIBIT NO.            TITLE
----------             -----

4.                     Not  Applicable

5. Opinion of Warren J. Soloski regarding the legality of the securities registered.

10.                    Consulting  Agreement  with  Kerry  Head.

15.                    Not  Required

23.1 Consent of Warren J. Soloski, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

23.2                   Consent  of  Mendoza  Berger  & Company, LLP, Certified
                       Public Accountants.

27.                    Not  Required

28.                    Not  Required

29.                    Not  Required

ITEM 9.   UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect  in  the prospectus any facts or events arising  after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

             (iii)include any material information with respect to the  plan  of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Newport Beach, California on the 15th day of January, 2001.

                                        GLOBAL TELEMEDIA INTERNATIONAL, INC.
                                        (Registrant)


                                        By:  /s/  Jonathon  Bentley-Stevens
                                             Jonathon Bentley-Stevens, President


     Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures                                     Title                      Date

/s/  Jonathon  Bentley-Stevens                 President/Chief Executive  January  15,  2001
     Jonathon  Bentley-Stevens                 Officer  and Director

/s/  Regina  S. Peralta                        Executive Vice President   January  15,  2001
     Regina  S.  Peralta                       and  Director

/s/  David Tang                                Chief Financial Officer    January  15,  2001
     David  Tang

/s/  Renato  de  Villa                         Director                   January  15,  2001
     Renato  de  Villa

/s/  John  Walsh                               Director                   January  15,  2001
     John  Walsh

/s/  Ramon  A.  Tirol                          Director                   January  15,  2001
     Ramon  A.  Tirol

/s/  Roberto  S.  Sebastian                    Director                   January  15,  2001
     Roberto  S.  Sebastian

/s/  Joemari  D.  Gerochi                      Director                   January  15,  2001
     Joemari  D.  Gerochi

/s/  Yam Pg Anak  HJ  Abdul  Wadood  Bolkiah   Director                   January  15,  2001
     Yam Pg Anak  HJ  Abdul  Wadood  Bolkiah

     FORM  S-8  REGISTRATION  STATEMENT

     EXHIBIT  INDEX

     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
Statement               Descriptions                              Numbered  Page
--------------------------------------------------------------------------------

 5.          Opinion  of  Counsel                                             15

10.          Consulting  Agreement  with  Kerry  Head                         17

23.1         Consent  of  Warren  J.  Soloski                                 22

23.2         Consent  of  Mendoza  Berger  &  Company  LLP                    23